CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and inclusion in this Registration Statement of Infosmart Group, Inc. in this Registration Statement on Form S-1 of our report dated March 23, 2007, with respect to the Consolidated Balance Sheets of Infosmart Group, Inc. as of December 31, 2006 and 2005, and the related Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the two years in the period ended December 31, 2006.

PKF
Certified Public Accountants
Hong Kong, China

November 4, 2008